Zeros & Ones, Inc. Announces Completion of Name Change to Voyant International Corporation

Ticker Symbol Change to VOYT Accompanies Name Change

PALO ALTO, CA -- 04/30/2007 -- Zeros & Ones, Inc. (OTCBB: ZROS), a diversified media and technology holding company dedicated to improving the quality of the digital world for both businesses and consumers, announced that effective today, the Company's incorporated name has changed to Voyant International Corporation and its common stock will begin trading immediately under the new symbol (OTCBB: VOYT).

As previously announced, the name change reflects the Company's successful corporate re-launch under the Voyant International Corporation name.

About Voyant International Corporation

Voyant International Corporation is a media holding company focused on bringing innovative technologies, media assets, and strategic partnerships together to deliver next-generation commercial and consumer solutions to empower, enhance, and enrich our digital world. The company works with strategic partners in the technology and entertainment sectors to locate, partner with, and acquire complementary technologies and media assets that position the company in the value chain from content creation to direct distribution to the consumer.

Safe Harbor

This news release contains forward-looking statements, including but not limited to, those that refer to the company's future development plans or operating results. Actual results could differ materially from those anticipated due to risk factors that include, but are not limited to, lack of timely development of products and services; inability to obtain production financing or to attract quality directors, actors and other talent for film and television assets, inability to complete film or television show productions within budget, lack of market acceptance of products, services and technologies; inadequate capital; adverse government regulations; competition; breach of contract; failure to convert the letters of intent into legally binding agreements; inability to earn revenue or profits; dependence on key individuals; potential conflicts of interest that are inherent in related party transactions; inability to obtain or protect intellectual property rights; inability to obtain listing for the company's securities; lower sales and higher operating costs than expected; technological obsolescence of the company's products; limited operating history and risks inherent in the company's markets and business.

Voyant Media Contact:
Steffen Koehler
Chief Marketing Officer
skoehler@voyant.net

Investor Relations:
Sean Collins
CCG Investor Relations
sean.collins@ccgir.com